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Exhibit 10.52

Record and Return to:

Colorado Housing and Finance Authority
Legal Division
1981 Blake Street
Denver, Colorado 80202
Attention: Shelia Anderson

Loan No. 00050000642

LOAN MODIFICATION AGREEMENT

        THIS LOAN MODIFICATION AGREEMENT (the "Modification Agreement") is executed effective as of January 29, 2009 (the "Effective Date") by and between Colorado Housing and Finance Authority, a body corporate and political subdivision of the State of Colorado (the "Lender"), and Ascent Solar Technologies,  Inc., a Delaware corporation (the "Borrower").

RECITALS

        A.    Lender previously made a construction loan to Borrower (the "Loan") evidenced by a Promissory Note dated February 8, 2008 in the original principal amount of $7,500,000.00 (the "Note") for the purpose of Borrower's acquisition and renovation of certain real and personal property comprising the commercial facility commonly known as 12300 Grant Street, Thornton, CO 80241 (the "Project") as more particularly described in Exhibit A attached hereto and incorporated herein by this reference; and

        B.    The Note is secured by a Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Leases dated February 8, 2008 (the "Deed of Trust") and recorded February 13, 2008 at Reception No. 2008000011294 in the records of the Clerk and Recorder of Adams County, State of Colorado (the "Records") encumbering the Project. The Borrower executed and delivered certain other documents which evidence or secure the Note (which, collectively with the Note and Deed of Trust are the "Loan Documents"); and

        C.    The proceeds of the Loan ("Loan Proceeds") have been disbursed by Lender in increments through Land Title Guarantee Company (the "Escrow Agent") as the renovation work on the Project (the "Renovations") has progressed pursuant to the Construction Loan Agreement and that Disbursement Agreement dated February 8, 2008 between Borrower, Lender and Escrow Agent but as of the date of this Agreement the Renovations have not been fully completed and therefore the Loan Proceeds have not been fully disbursed to pay costs therefor.

        D.    As only a small portion of the Renovations is left to complete and it will be a period of time before the Borrower can do so, the Borrower has requested that the Loan be converted from a construction loan to a fully funded permanent loan at this time notwithstanding that not all of the Renovations are complete as required in the Permanent Loan Conditions contained in Construction and Permanent Loan Commitment issued by Lender to Borrower dated January 16, 2008. Lender has to agreed to do so by (1) modifying the Note to extend its maturity date and revise the repayment terms thereunder from interest only payments to fully amortizing payments of principal and interest and (2) disbursing the remaining Loan Proceeds to Escrow Agent to be held, together with certain funds of the Borrower as set forth below, in an escrow account and disbursed to pay for final completion of the Renovations, all as provided in this Modification Agreement which shall be recorded in the Records.

        NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

        1.    Modification of Note.    The Note is hereby modified as follows:

          (a)   The first two paragraphs thereof are deleted entirely and replaced with the following paragraphs:

          "FOR VALUE RECEIVED, Borrower, jointly and severally if more than one, promises to pay to the order of Payee, the principal sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), as advanced by Payee, together with interest on the outstanding unpaid balance of such principal amount at the Loan Rate set forth above together with other amounts which may be due in accordance with the provisions of this Promissory Note (the "Note"). All payments hereunder shall be calculated by Payee based on the Loan Rate and a three hundred sixty (360) day year of twelve (12) thirty-day months.

          The Borrower shall make payments of principal and interest at the Loan Rate in accordance with the following payment schedule. Interest only for the month of January, 2009, shall be calculated based on the principal balance outstanding from time to time during that month and shall be due and payable in advance on January 29, 2009. Commencing on March 1, 2009 and continuing on the first day of each month thereafter, the Borrower shall make consecutive monthly payments of principal and interest on the Loan of Fifty-Seven Thousand Eight Hundred and 89/100 Dollars ($57,800.89). All unpaid principal, accrued and unpaid interest and all other sums due hereunder shall be due and payable in full on February 1, 2028 (the "Maturity Date")."

          (b)   The first paragraph on page 2 of the Note is deleted entirely and replaced with the following three paragraphs:

          "Borrower acknowledges that Payee may pledge this Note as security for bonds, including refunding bonds, issued by Payee (the "Bonds"). This Note may not be prepaid in whole or in part during the first seven (7) Loan Years (the "Prepayment Lockout Period"). A "Loan Year" is the period commencing on January 1, 2009 and ending on December 31, 2009 and each consecutive twelve-month period thereafter.

          Notwithstanding the foregoing, if this Note is prepaid during the Prepayment Lockout Period, whether because of the acceleration of the Maturity Date by Payee after an Event of Default or otherwise, a Prepayment Fee shall be due as calculated by Payee on the date (the "Calculation Date") which is three (3) business days prior to the prepayment date equal to (A) the sum of (i) the present value, calculated using Payee's Assumed Reinvestment Rate as defined below, of the total principal and interest payments due under the terms of the Note from the prepayment date to the last day of the seventh (7th) Loan Year and (ii) the present value, calculated using Payee's Assumed Reinvestment Rate, of the remaining principal balance of the Note that would have been due at the end of the seventh (7th) Loan Year, less (B) the principal amount of the Note outstanding on the Calculation Date. For purposes of this calculation, "Payee's Assumed Reinvestment Rate" shall equal the lesser of (a) the "Week Ending" rate (as quoted for the date closest to the Calculation Date) on the constant maturity U. S. Treasury security (excluding inflation indexed issues) with a maturity date closest to (before, on or after) the last day of the Calculation Period as specified in the Federal Reserve Board Statistical Release H.15 (519), or similar source selected by Payee, on the Calculation Date; or (b) the highest reinvestment rate allowed under applicable provisions of the Internal Revenue Code based on the percentage interest rate yield on the Bonds, as determined by Payee on the Calculation Date.

          Borrower agrees that the Prepayment Lockout Period during which the Note may not be prepaid and the Prepayment Fee are material considerations for Payee in making its loan to

  Borrower. Borrower agrees that the Prepayment Fee represents the reasonable estimate of Payee and Borrower of a fair average compensation for the loss that may be sustained by Payee due to the payment of any of the indebtedness evidenced hereby prior to the originally scheduled Maturity Date. Borrower further agrees that Payee shall not be obligated, as a condition precedent to its right to receive the Prepayment Fee, that Payee actually reinvest all or any portion of the Prepayment Fee in U.S. Treasury securities or otherwise. The Prepayment Fee shall be paid without prejudice to the right of Payee to collect any other amounts provided to be paid hereunder or under the other Loan Documents and Payee's acceptance of any prepayment hereunder without the required Prepayment Fee shall not constitute a waiver by Payee of its right to collect the Prepayment Fee or any other sums due from Borrower. Borrower hereby expressly waives any statutory and common law rights it may have to prepay this Note, in whole or in part, without payment of the Prepayment Fee, upon acceleration of the Maturity Date or as a result of bankruptcy or insolvency proceedings concerning Borrower or for any other reason; and agrees that if for any reason a prepayment of any or all of this Note is made, whether voluntary or upon or following any acceleration of the Maturity Date by Payee on account of any Event of Default by Borrower under the terms of this Note or any of the other Loan Documents, including without limitation, any transfer or disposition of any of the security for this Note as prohibited or restricted by the terms of any of the Loan Documents, and whether or not said payment is made prior to or at any foreclosure sale held under the terms of the Loan Documents or is made pursuant to an order or decree of a court of competent jurisdiction or otherwise, then Borrower shall be obligated to pay the applicable Prepayment Fee concurrently therewith."

        2.    Modification of Deed of Trust and other Loan Documents.    The Deed of Trust and other Loan Documents are hereby modified so that all references to the Note therein shall be deemed to be to the Note as modified herein. In addition, paragraph 13 of the Deed of Trust is hereby modified to provide that any consent required from Lender under the provisions of thereof shall not be unreasonably withheld.

        3.    Establishment of Completion Escrow.    Upon execution of this Modification Agreement by the parties, the remaining proceeds of the Loan in the amount of $181,360.34 together with Borrower's funds in the amount of $107,640.17 will be deposited with the Escrow Agent to be held in an escrow account at a banking institution approved by Lender pursuant to an Escrow Agreement of even date herewith. The funds in the escrow account will be disbursed by the Escrow Agent in one or more disbursements for the payment of costs to finally complete the Renovations upon satisfaction of the conditions for the disbursements of Loan proceeds as provided in the Construction Loan Agreement and Disbursement Agreement which shall remain in effect and the Escrow Agreement; provided, however, that notwithstanding the any provisions thereof to the contrary (a) such costs shall be paid first from the remaining proceeds of the Loan before any of Borrower's funds are disbursed so that the entire proceeds of the Loan will be disbursed; and (b) any funds remaining in the escrow after payment of the final costs of the Renovations shall be disbursed to the Borrower.

        4.    Ratification of Loan Documents.    Borrower hereby ratifies, confirms, adopts and approves all of the terms and conditions set forth in the Loan Documents as being in full force and effect as of the date hereof without change except as set forth in paragraphs 1 and 2 above.

        5.    Waiver.    By execution of this Modification Agreement Borrower hereby declares that it has no claim, set-off, counterclaim, defense or other cause of action with respect to obligations of the Borrower under the Loan Documents as modified by this Modification Agreement. Further, to the extent that any such setoff, counterclaim, defense, or other cause of action may exist, whether known or unknown, such setoff, counterclaim, defense and/or other cause of action is hereby expressly and knowingly waived and/or released by Borrower.

        6.    Non-Waiver.    Except as expressly provided herein, the execution of this Modification Agreement by the Lender does not and shall not constitute a waiver of any rights or remedies to which the Lender is entitled pursuant to the Loan Documents.

        7.    Conflict.    To the extent this Modification Agreement conflicts with the Loan Documents, this Modification Agreement shall control and prevail.

(end of document—signatures on next page)

        IN WITNESS WHEREOF, this Modification Agreement is executed the day and year first set forth above.

LENDER:
Colorado Housing and Finance Authority, a body corporate and political subdivision of the State of Colorado
		By:	/s/ CHARLES L. BORGMAN Charles L. Borgman, General Counsel
BORROWER:
ASCENT SOLAR TECHNOLOGIES, INC., A DELAWARE CORPORATION
Attest:
By:	/s/ GARY GATCHELL Gary Gatchell, Secretary	By:	/s/ MOHAN MISRA Mohan Misra, President

STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

        The foregoing instrument was acknowledged before me this 28th day of January 2009, by Charles L. Borgman, General Counsel of the Colorado Housing and Finance Authority, a body corporate and political subdivision of the State of Colorado.

        My commission expires: June 24, 2010.

(S E A L)

/s/ KAREN GATJAHR Notary Public

STATE OF COLORADO	)
) ss.
COUNTY OF JEFFERSON	)

        The foregoing instrument was acknowledged before me this 28th day of January, 2009, by Mohan Misra as President and Gary Gatchell as Secretary of Ascent Solar Technologies, Inc., a Delaware corporation.

        My commission expires: October 22, 2009.

(S E A L)

/s/ NANCY STASKIN Notary Public

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

        Lot 4, Block 7, Washington Square Subdivision—Amended, County of Adams, State of Colorado.

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LOAN MODIFICATION AGREEMENT